Exhibit 99.1

PRESS RELEASE

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PHILIP MORRIS INTERNATIONAL INC. (PMI)
HOLDS 2014 ANNUAL MEETING OF SHAREHOLDERS

NEW YORK, May 7, 2014 - Philip Morris International Inc. (NYSE / Euronext Paris: PM) held its 2014 Annual Meeting of Shareholders today. Louis C. Camilleri, Chairman of the Board, addressed shareholders and answered questions. André Calantzopoulos, Chief Executive Officer, gave the business presentation, including an update of dynamics in key markets as well as the principal drivers for growth in 2014 and beyond.

“We remain very confident in our ability to achieve a 6% to 8% growth in currency-neutral adjusted diluted EPS in 2014 as we expect our underlying business performance to deliver stronger second and third quarter adjusted diluted EPS growth rates, ex-currency. Although we anticipate continued improvement into the fourth quarter, we will, however, face a more difficult year-on-year comparison,” said Mr. Calantzopoulos.

The company reaffirms its 2014 full-year reported diluted earnings per share (EPS) forecast to be in a range of $5.09 to $5.19, versus $5.26 in 2013, as previously announced on April 17, 2014.

Excluding the unfavorable currency impact, at the then prevailing exchange rates, of approximately $0.61 for the full-year 2014, and the estimated $0.03 per share restructuring charge in Australia, reported diluted EPS are projected to increase by approximately 6% to 8% versus adjusted diluted EPS of $5.40 in 2013. The adjusted diluted EPS of $5.40 in 2013 is calculated as reported diluted EPS of $5.26, plus a $0.02 per share charge related to discrete tax items and a $0.12 per share charge related to asset impairment and exit costs.
This forecast includes a productivity and cost savings target of $300 million and a share repurchase target of $4.0 billion. This forecast excludes the impact of any future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates and any unusual events. This forecast also excludes the proposal to discontinue cigarette production in Bergen op Zoom in the Netherlands.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

During his presentation, Mr. Calantzopoulos also said: “The strength of our brands underpins our strong pricing power. While pricing should continue to be the driver of higher profits, we also expect our volume/mix to gradually improve. We expect a moderation in cigarette industry declines as of 2015, helped by gradual macro-economic improvements. In addition, we have an increased focus on cost controls and productivity gains. We have developed a clear competitive edge when it comes to Reduced-Risk Products. We believe that these products may provide us with a unique opportunity for accelerated profitability growth over the longer term.”

“We remain committed to generously rewarding our shareholders through a combination of dividends and share repurchases. In September last year, we increased our dividend by a further 10.6%, bringing the cumulative increase since 2008 to 104.3%,” said Mr. Calantzopoulos.

During the Meeting, Mr. Camilleri paid tribute to Graham Mackay, a Board member who passed away in 2013, and expressed his gratitude to Mathis Cabiallavetta and Dudley Fishburn, two members of the Board who did not stand for re-election.

Matters put before the Meeting were: the nomination for election of ten nominees for director named in the company’s proxy statement; the ratification of the selection of PricewaterhouseCoopers SA as independent auditors; the approval on an advisory basis of the compensation of named executive officers as disclosed in the company’s proxy statement; and two shareholder proposals. Final voting results will be included in a Form 8-K that will be filed with the SEC.

An archived copy of the audio webcast of PMI’s Annual Meeting of Shareholders will be available until 5:00 p.m. ET on Thursday, June 5, 2014 at www.pmi.com/webcasts.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of projected results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: significant increases in cigarette-related taxes; the imposition of discriminatory excise tax structures; fluctuations in customer inventory levels due to increases in product taxes and prices; increasing marketing and regulatory restrictions, often with the goal of reducing or preventing the use of tobacco products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce products with the potential to reduce the risk of smoking-related diseases; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended March 31, 2014. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

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Philip Morris International Inc. Profile
Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world's top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI's products are sold in more than 180 markets. In 2013, the company held an estimated 15.7% share of the total international cigarette market outside of the U.S., or 28.2% excluding the People's Republic of China and the U.S. For more information, see www.pmi.com.